EXHIBIT 2

                             SHAREHOLDERS' AGREEMENT

     SHAREHOLDERS' AGREEMENT ("Agreement"), dated as of December 31, 1998, by and among Yoel Gat, Amiram Levinberg, Joshua Levinberg, Shlomo Tirosh and Gideon Kaplan (collectively, the "Founders Group"), DIC Technology Holdings Ltd. and PEC Israel Economic Corporation (collectively, the "IDB Group"), and General Electric Company, GE American Communications, Inc. ("GE Americom"), General Electric Finance Holding GMBH and General Electric Plastics B.V. (collectively, "GE"). Each of Yoel Gat, Amiram Levinberg, Joshua Levinberg, Shlomo Tirosh and Gideon Kaplan is individually referred to herein as a "Founder" and collectively as the "Founders," each of the Founders Group, the IDB Group and GE is sometimes hereinafter referred to as a "Group" and collectively as the "Groups," and each of the Founders, DIC Technology Holdings Ltd., PEC Israel Economic Corporation and GE and any other individual, corporation, limited liability company, partnership, trust, unincorporated organization, other entity or a government or any agency or political subdivision thereof (a "Person") who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a "Shareholder" and collectively as the "Shareholders."

                              W I T N E S S E T H:

     WHEREAS, the Shareholders are or will be the owners beneficially and of record of the number of Ordinary Shares, par value NIS 0.01 per share (the "Ordinary Shares"), of Gilat Satellite Networks Ltd. (the "Company") set forth below each of their names on the signature pages hereto; and

     WHEREAS, the Shareholders desire for their mutual benefit and protection to enter into this Agreement for the purpose of regulating certain aspects of their relationship with respect to the Company and to set forth certain of their respective rights and obligations with respect to their Ordinary Shares (whether issued or acquired hereafter, including all Ordinary Shares issuable upon the exercise of warrants, options or other rights to acquire Ordinary Shares, or upon the conversion or exchange of any security).

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

   Section 1. Management

     1.1 Election of Directors. The Shareholders hereby agree that they will vote all of the Ordinary Shares then held by them at any meetings of the shareholders of the Company (or in any action in lieu thereof) in order that the


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Board of  Directors of the Company  shall be comprised of seven (7) members.  So long as the Founders Parties (as defined below) shall (a) collectively own not less than thirty percent (30%) of the number of Ordinary Shares owned by them on the date hereof or (b) at least one of the Founders shall be serving as an employee of the Company, the holders of a majority of the Ordinary Shares held by the Founders Group (and if no such Ordinary Shares are then held by the Founders Group, then any Founders then serving as employees of the Company) shall have the right to designate three individuals as nominees for election as directors of the Company (collectively, the "Founder Directors"). So long as the IDB Group shall collectively own (A) not less than fifty percent (50%) of the number of Ordinary Shares owned by them on the date hereof, the holders of a majority of the Ordinary Shares held by the IDB Group shall have the right to designate two individuals as nominees for election as directors of the Company or (B) less than fifty percent (50%) but not less than twenty-five percent (25%) of the number of Ordinary Shares owned by them on the date hereof, the holders of a majority of the Ordinary Shares held by the IDB Group shall have the right to designate one individual as a nominee for election as a director of the Company (any such directors, collectively, the "IDB Directors"). So long as the GE Parties (as defined below) shall collectively own (A) not less than fifty percent (50%) of the number of Ordinary Shares owned by them on the date hereof, GE shall have the right to designate two individuals as nominees for election as directors of the Company or (B) less than fifty percent (50%) but not less than thirty-three percent (33%) of the number of Ordinary Shares owned by them on the date hereof, GE shall have the right to designate one individual as a nominee for election as a director of the Company (any such directors, collectively, the "GE Directors"). Each of the Founders Parties, the IDB Group and the GE Parties hereby agree to vote their Ordinary Shares at any meeting of the shareholders of the Company (or in any action in lieu thereof) in favor of the election of the Founder Directors, the IDB Directors and the GE Directors.

     1.2 Definitions. For purposes of this Agreement:

          1.2.1 "Founders Parties" shall mean the Founders and any members of their immediate families, trusts for the benefit of any of the Founders and/or members of their immediate families, and Persons which the Founders and/or members of their immediate families control.

          1.2.2 "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          1.2.3 "affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that no Person shall be deemed to be


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an affiliate of another Person solely by reason of  such Person's investment  in the Company.

          1.2.4 "GE Parties" shall mean GE and its affiliates.

     1.3 Increase in Number of Directors. In the event the Company is required by Israeli law or other applicable law or regulation to include one or more independent directors from the public on the Board of Directors of the Company and the then serving directors of the Company are unable to satisfy such requirement, the Shareholders agree to vote all of the Ordinary Shares then held by them in order that the Board of Directors be increased in size by the minimum number of directors necessary to facilitate compliance with such law or regulation and to vote all of the Ordinary Shares in favor of nominees reasonably acceptable to each of the Groups (which nominees shall be residents and citizens of the State of Israel) eligible to fulfill such legal or regulatory requirement.

     1.4 Vacancies and Removal; Action by Shareholders. If a vacancy is created on the Board of Directors by reason of the death, disability, removal or resignation of any director, the party, if any, which, under Section 1.1, is entitled to nominate the director whose death, disability, removal or resignation resulted in such vacancy shall be entitled to designate a new nominee to serve as director, and the Shareholders and, to the extent consistent with applicable law, their nominee directors shall use their best efforts as soon as reasonably practicable to take any and all actions within their control to fill such vacancy with such nominee. In addition, the Shareholders and, to the extent consistent with applicable law, their nominee directors shall use their best efforts as soon as reasonably practicable to take any and all actions within their control to remove any directors and reduce the size of the Board of Directors to the extent that such removal is intended to remove a nominee to the Board of Directors whom the relevant party is no longer entitled to nominate in accordance with the terms of Section 1.1 hereof. Each of the Founders Parties, the IDB Group and the GE Parties hereby agree to vote their Ordinary Shares in favor of such nominees, removals and reductions, as applicable.

     1.5 Shareholder Voting. (a) Each of the Shareholders hereby agrees that it will attend and take all necessary actions to constitute a portion of the applicable quorum at any relevant meeting of the shareholders of the Company, and at any such meeting (or in any action in lieu thereof) it will vote all of the Ordinary Shares then owned by it in accordance with, and to fully give effect to, the terms of this Agreement, and, to the extent not contrary to the terms of this Agreement or applicable law or regulation, with the recommendations of the Board of Directors of the Company with respect to any resolutions or other matters submitted to a vote of the shareholders of the Company (other than matters relating to the election of directors which are explicitly governed by Section 1.1 hereof); provided, however, that no Group shall be obligated by this Section 1.5(a) to vote in accordance with the recommendations of the Board of Directors to the extent that (i) such vote


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relates to a merger  (which  merger  results in a Change of Control  (as defined below) or sale of all or substantially all of the Company or a reorganization or
restructuring   of  the  Company  changing  the  rights  of  shareholders  in  a significant and adverse manner or a transaction with substantially similar results or (ii) such Group in reasonable good faith determines that voting in accordance with such recommendation is directly and materially adverse to the interests of such Group, solely in its capacity as a shareholder(s) of the Company (provided, that notwithstanding the preceding proviso, all of the Groups shall at all times be required to comply with all of the other terms of this Agreement).

     Subject to Section 2.1(b) hereof, in the event that the Board of Directors shall not make any recommendation with respect to any such resolution or other matter submitted to a vote of the shareholders of the Company, each of the Shareholders shall be free, subject to compliance with the terms of this Agreement, to vote thereon as such Shareholder deems appropriate.

     (b) For a period of three (3) years from the date of this Agreement, each of the Shareholders hereby agrees that at any meeting of the shareholders of the Company (or in any action in lieu thereof) it will vote all of the Ordinary Shares then owned by it in favor of, and will (to the extent permitted by applicable law) direct its respective nominee(s) on the Board of Directors of the Company to vote at any meeting of, or in any action by, the Board of Directors in favor of the retention in their respective offices of all senior officers of the Company holding such offices as of the date of this Agreement, including, but not limited to, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the General Counsel and the Chief Financial Officer of the Company; provided, however, that nothing in this
Section 1.5(b) shall require any nominee to the Board of Directors of the Company to vote in any manner which such nominee in good faith determines will violate such nominee's fiduciary duties under applicable law.

     1.6 Other Voting Agreements. Each of the Parties hereby agrees that no two Groups shall enter into any formal voting trusts, agreements or other similar arrangements (other than pursuant to this Agreement and the Agreement and Plan of Merger, by and among GE Americom, GE Capital Spacenet Services, Inc. ("Spacenet"), Jonah Acquisition Corp. and the Company, dated as of September 25, 1998, and pursuant to the transactions contemplated hereunder and thereunder) (each, an "Other Agreement") in respect of the voting of all or a portion of the Ordinary Shares owned by them or in respect of the voting by their respective nominee(s) to the Board of Directors of the Company, which Other Agreement is not consented to in writing by the third Group (the "Outside Group"), for so long as such Outside Group shall be entitled, pursuant to the terms of Section
1.1 hereof, to nominate at least one member of the Board of Directors of the Company. Nothing in this Section 1.6 shall prevent the members of any Group (or their respective nominees to the Board of Directors) from entering into any such voting trust, agreement or other similar arrangements solely among the members of such Group

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(or  their  respective  nominees),  in each  case  to the  extent  permitted  by applicable law.

   Section 2. Standstill

     2.1 Restrictions on Certain Activities by GE. GE hereby agrees that during the term of the Agreement it will not, and will not permit any of the GE Parties to, without the prior approval of the holders of a majority of the Ordinary Shares then held by the Founders Group or the holders of a majority of the Ordinary Shares then held by the IDB Group, respectively:

     (a) Acquire (other than pursuant to the Merger Agreement and the contracts and agreements referred to therein) or offer to acquire, whether by purchase, gift or by joining a partnership or other Group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), any assets (other than acquisitions of inventory or other materials in the ordinary course of business of the Company), businesses or properties of the Company, or any Ordinary Shares of the Company, securities convertible into, exchangeable for, or exercisable for Ordinary Shares, which acquisitions of Ordinary Shares or securities convertible into, exchangeable for, or exercisable for Ordinary Shares, result in the GE Parties being the beneficial owners of greater than thirty-three percent (33%) of the Ordinary Shares of the Company then outstanding; provided, that in the event of a bona fide tender offer (a "Third Party Tender Offer") for at least 50% of the outstanding Ordinary Shares of the Company by a party not affiliated with any of the Groups at a price in excess of the Market Price (as defined below) of such Ordinary Shares immediately prior to the announcement of such Third Party Tender Offer, the GE Parties shall be free, during the pendency of the Third Party Tender Offer, to commence a tender offer for all of the outstanding Ordinary Shares or to acquire Ordinary Shares on the open market or otherwise notwithstanding the provisions of this Section 2.1(a). Any Ordinary Shares acquired pursuant to the proviso at the end of the preceding sentence shall be subject to all of the terms of this Agreement. For purposes of this Agreement, "Market Price" of the Ordinary Shares shall mean the average closing sales price per Ordinary Share on the principal securities market on which such Ordinary Shares are traded for the twenty (20) trading days ending on the day prior to the date of commencement of a Third Party Tender Offer.

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     (b)  (i)  Solicit,   initiate  or  participate  in  any  "solicitation"  of
          "proxies" or become a participant in any "election contest" (as such terms are defined in Regulation 14A under the Exchange Act); (ii) Call, or in any way participate in a call for, any special or extraordinary meeting of shareholders of the Company; (iii) Initiate or propose any shareholder proposal or participate in the making of, or solicit shareholders for the approval of, one or more shareholder proposals relating to the Ordinary Shares; (iv) Subject any of its
          Ordinary   Shares  to  any  voting   trust  or  voting   agreement  or
          arrangement, except as otherwise provided herein; (v) Form, join or in any way participate in any Group with respect to any Ordinary Shares (or any securities the ownership of which would make the owner thereof a beneficial owner of Ordinary Shares) otherwise than as a result of this Agreement; (vi) Solicit or propose to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving any change of control of the Company; (vii) Disclose or act upon any intention, purpose, plan or proposal with respect to its Ordinary Shares or the Company which is inconsistent with the terms of this Agreement; (viii) Seek election to or seek to place a representative or nominee on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company, in each case otherwise than in accordance with the terms of this Agreement; or (ix) Assist, advise, encourage or act in concert with any Person with respect to, or seek to do, any of the foregoing.

     2.2 Release of Certain Restrictions Under Certain Circumstances. (a) Notwithstanding the provisions of Section 2.1 above, the restrictions set forth in Section 2.1 shall not apply in respect of any transaction or event (a "Change of Control Transaction") that results or is reasonably likely to result in a Change of Control (as defined below) of the Company, unless the holders of a majority of the Ordinary Shares then held by the Founders Group and the holders of a majority of the Ordinary Shares then held by the IDB Group, respectively, each certify in writing in response to a reasonable request by GE that they intend, in connection with such Change of Control Transaction, to maintain ownership of all or substantially all of the Ordinary Shares owned by them immediately prior to the commencement of such Change of Control Transaction and, solely in their capacities as shareholders of the Company, to oppose (to the extent such opposition is in compliance with the terms of this Agreement and applicable law) such Change of Control Transaction. For purposes of this Agreement, a "Change of Control" shall mean: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have


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beneficial  ownership  of all shares  that such Person has the right to acquire, whether  such right is  exercisable  immediately  or only  after the  passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise; (ii) (1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or (2) the Company conveys, transfers or leases all or substantially all its assets (computed on a consolidated basis) to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a subsidiary of the Company, in each case in one transaction or a series of related transactions with the effect that either (x) immediately after such transaction any person or entity or group (as so defined) of persons or entities (other than any of the Parties hereto) shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or
(y) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 50% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     (b) Notwithstanding anything else herein to the contrary, the restrictions set forth in Section 2.1 shall no longer apply at any time that each of (i) the Founders Group (together with any other Founders Parties) and (ii) the IDB Group no longer collectively hold at least fifty percent (50%) of the Ordinary Shares held by them, respectively, on the date of this Agreement.

     2.3 Put by Founders Group and IDB Group in Certain Circumstances. In the event (a "Put Event") that following any waiver of the restrictions set forth in
Section 2.1 pursuant to the waiver provisions set forth in the first paragraph of Section 2.1, GE (together with any other GE Parties) at any time collectively are the beneficial owners of greater than fifty percent (50%) of the

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outstanding  Ordinary  Shares,  each of the  Founders  Parties and the IDB Group shall have an option (the "Put Option"), on ten days' written notice from one or more of the Founders Parties (the "Founders Notice") or from one or more members of the IDB Group (the "IDB Notice"), to cause GE to purchase all or a portion of the Ordinary Shares then owned by it at the Market Price (as defined below). The GE Parties shall give the IDB Group and the Founders prompt notice of the occurrence of a Put Event and the Put Option shall be effective until ninety days from the receipt by the Founders and the IDB Group of such written notice. For purposes of this Agreement, "Market Price" shall mean the closing price of the Ordinary Shares on the principal securities exchange or other market on which the Ordinary Shares are then traded or quoted for the last trading day preceding the date of the relevant Founders Notice or IDB Notice, as applicable.

   3. Restrictions on Transfer

     3.1 General  Restrictions  on  Transfer.  Except as  otherwise  provided in
Section 3.4 below, for a period of three (3) years from the date of this Agreement, each GE Party agrees that such GE Party will not, without the prior written consent of each of the holders of a majority of the Ordinary Shares then held by the Founders Group and the holders of a majority of the Ordinary Shares then held by the IDB Group, directly or indirectly, sell, hypothecate, give, bequeath, transfer, assign, pledge or in any other way whatsoever encumber or dispose of (any such event, a "Transfer") any Ordinary Shares now or hereafter at any time owned by such Shareholder (or any interest therein) to another Person ("Transferee"), if as a result of such Transfer the GE Parties shall collectively own less than fifteen percent (15%) of the then outstanding Ordinary Shares of the Company; provided, however, that the restrictions set forth in this Section 3.1 and in Section 3.4 below shall cease to apply (1) on any Determination Date (as defined below) with respect to the Unrestricted Percentage (as defined below) of the Ordinary Shares held in the aggregate by the GE Parties on the date hereof, (2) at any time that the GE Parties shall collectively own less than 5% of the then outstanding Ordinary Shares of the Company, (3) if at any date the Market Price of the Ordinary Shares is below $7.00 per share (adjusted to give effect to any change in the capitalization of the Company, including as a result of any stock split, stock dividend or stock combination), (4) under the circumstances permitting a Contingent Demand Registration Request as described in Section 3.1(2) of the Registration Rights Agreement dated on or about the date hereof among the Company and certain GE entities, and (5) (q) in respect of a Change of Control Transaction that has been approved by a majority of the directors of the Company with no material interest in the matter being considered (other than in their capacities as shareholders of the Company), or if at such time there are no such directors with no material interest in the matter being considered, a majority of the Board of Directors of the Company, unless the holders of a majority of the Ordinary Shares then held by the Founders Group and the holders of a majority of the Ordinary Shares then held by the IDB Group, respectively, each certify in writing in response to a reasonable request by


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GE that they intend, in connection with such Change of Control  Transaction,  to maintain the ownership of all or substantially all of the Ordinary Shares owned by them immediately prior to the commencement of such Change of Control Transaction and, solely in their capacities as shareholders of the Company, to oppose (to the extent such opposition is in compliance with the terms of this Agreement and applicable law) such Change of Control Transaction or (r) following any Change of Control Transaction, provided that no GE Parties participated in any manner in the relevant Change of Control Transaction. For purposes of this Agreement, "Unrestricted Percentage" shall mean at any given time (the "Determination Date") a percentage equal to the difference between (a) one hundred percent (100%) minus (b) the greater of (x) the percentage of the Ordinary Shares held by the Founders Parties on the date hereof still held by the Founders Parties on the Determination Date or (y) the percentage of the Ordinary Shares held by the IDB Group on the date hereof still held by the IDB Group on the Determination Date (by way of example, if at the Determination Date the Founders Parties and the IDB Group hold 40% and 60%, respectively, of the Ordinary Shares held by them on the date hereof, the restrictions set forth in this Section 3.1 and in Section 3.4 below shall no longer apply to 40% (i.e. 100% minus 60%) of the Ordinary Shares held by the GE Parties on the date hereof). The parties to this Agreement will use their respective best efforts to cause the Company not to transfer, and to instruct any transfer agent in respect of the Ordinary Shares not to transfer, upon its books or stock records any Ordinary Shares to any Person to the extent prohibited by this Agreement and any purported transfer in violation hereof shall be null and void and of no effect. Notwithstanding the foregoing, a Shareholder which is a GE Party may, without the consents required by the first sentence of this Section 3.1, Transfer all or part of its or his Ordinary Shares to a GE Transferee (as defined below), provided that such GE Transferee in each such case, as a condition precedent to the validity of such Transfer, agrees in a writing reasonably satisfactory to counsel for the Founders Group and the IDB Group to be bound by all of the terms and conditions of this Agreement as if named as a "Shareholder" hereunder. For purposes of this Agreement, a "GE Transferee" of any GE Party shall be (i) any other Shareholder or, to the extent permitted by applicable law, the Company or
(ii) any affiliate of such GE Party.

     3.2 Involuntary Transfer. In the case of any Transfer of title or beneficial ownership of the Ordinary Shares of a Shareholder which is a GE Party upon default, foreclosure, forfeit, court order, or otherwise than by a voluntary decision on the part of the respective GE Party (an "Involuntary Transfer"), such GE Party (or its legal representatives) shall promptly (but in no event later than two (2) business days after such Involuntary Transfer) furnish written notice to the Founders Group and the IDB Group indicating that the Involuntary Transfer has occurred, specifying the name of the Person to whom such Ordinary Shares have been transferred, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer.

     3.3 Veto on Certain Sales by GE Parties. Notwithstanding anything in this Agreement to the contrary, during the term of the Agreement, none of the GE Parties shall Transfer any of the Ordinary Shares held by it to any Competitor (as defined below), without the prior written consent of each of (i) the holders of a majority of the Ordinary Shares then held by the Founders Group and (ii) the holders of a majority of the Ordinary Shares then held by the IDB Group. In addition to any other consent or notice that may be required pursuant to the terms of this Agreement, each GE Party agrees to give the Founders Group and the IDB Group at least ten (10) days' advance written notice of any proposed Transfer which requires consent pursuant to this Section 3.3, including the number of Ordinary Shares to be transferred and the identity of the proposed transferee. For the purposes of this Agreement, the term "Competitor" shall mean any Person with a public equity market capitalization of at least $200 million that prior to such acquisition of Ordinary Shares is engaged in a material manner in the satellite communications manufacturing, equipment or service industries. Notwithstanding the other provisions of this Section 3.3, (i) the GE Parties shall be permitted to Transfer Ordinary Shares in any open-market or reasonably similar "blind" Transfer notwithstanding that the other party to such Transfer may be a Competitor, provided that such GE Party in good faith did not know, and did not have any reasonable basis to believe, that such other party was a Competitor, and (ii) the GE Parties shall be permitted to Transfer Ordinary Shares without giving effect to the restrictions set forth in this
Section 3.3 (x) in respect of a Change of Control Transaction for such Ordinary Shares that has been approved by a majority of the directors of the Company with no material interest in the matter being considered (other than in their capacities as shareholders of the Company), or if at such time there are no such directors with no material interest in the matter being considered, a majority of the Board of Directors of the Company, unless the holders of a majority of the Ordinary Shares then held by the Founders Group and the holders of a majority of the Ordinary Shares then held by the IDB Group, respectively, each certify in writing in response to a reasonable request by GE that they intend, in connection with such Change of Control Transaction, to maintain the ownership of all or substantially all of the Ordinary Shares owned by them immediately prior to the commencement of such Change of Control Transaction and, solely in their capacities as shareholders of the Company, to oppose (to the extent such opposition is in compliance with the terms of this Agreement and applicable law) such Change of Control Transaction, and (y) at any time that the GE Parties shall collectively own less than 5% of the then outstanding Ordinary Shares of the Company.

     3.4  Restrictions  on Liens.  During the three year  period  referred to in
Section 3.1 above, no GE Party shall create, incur or assume or suffer to exist any lien, security interest, pledge, claim, option, right of first refusal or first offer or other encumbrance ("Liens") on their respective Ordinary Shares other than Liens created pursuant to the terms of this Agreement and the Agreement and Plan of Merger by and among GE Americom, Spacenet, Jonah Acquisition Corp. and the

Company, dated as of September 25, 1998; provided, however, that the restrictions set forth in this Section 3.4 shall not apply to any bona fide pledge of Ordinary Shares to a commercial bank, savings and loan institution or any other similar lending institution as security for any indebtedness to such lender, provided, that prior to any such pledge, the Founders Group and the IDB Group are informed in writing of such pledge and the pledgee shall deliver to each of the Founders Group and the IDB Group its written agreement, in form and substance satisfactory to counsel for such Groups, that upon any foreclosure such pledgee shall comply with the terms of this Agreement applicable to the GE Parties and will be bound by all of the terms and conditions of this Agreement as if named as a "Shareholder" hereunder. Any attempt to place a Lien upon the Ordinary Shares in violation of this Agreement shall be null and void and the parties to this Agreement will use their respective best efforts to insure that neither the Company nor any transfer agent shall give any effect to such attempted encumbrance in its stock records.

     3.5 Tax Matters Agreement. Notwithstanding anything in this Agreement to the contrary, if at any time GE becomes entitled to the registration rights set forth in Section 16(c) of the Tax Matters Agreement (the "Tax Agreement") dated as of September 25, 1998, among GE Americom, the Company, Spacenet and the Spacenet Subsidiaries (as defined in the Tax Agreement), GE shall be permitted to Transfer such number of Ordinary Shares equal to the number of Tax Demand Shares (as defined in, and determined in accordance with, the terms of the Registration Rights Agreement, dated as of December 31, 1998, among the Company and GE (as defined therein)); provided, however, that the restrictions set forth in Section 3.3 hereof shall apply to any such Transfer.

   Section 4. Rights of First Refusal

     (i) If at any time during the term of this Agreement a Shareholder receives from an unrelated third party, or makes to an unrelated third party, a bona fide offer in writing to purchase all or a portion of his or its Ordinary Shares (the "Shareholder Offer"), and such Shareholder (the "Offering Shareholder") desires to sell such Ordinary Shares pursuant to the Shareholder Offer, he or it shall deliver notice of such election (the "Offer Notice") in writing to each of the other Groups (other than the Group to which the Offering Shareholder belongs) together with a copy of such Shareholder Offer. Such Offer Notice shall state the terms of such Shareholder Offer and the identity and business address of the offeror (the "Offeror") and shall be deemed an offer by the Offering Shareholder to sell all of his or its Ordinary Shares that are the subject of the Shareholder Offer (the "Offered Shares") at a purchase price and on the terms and conditions as set forth in the bona fide offer accompanying the Offer Notice.

     (ii) Subject to the other terms of the Agreement (including but not limited to Section 2) each of the other Groups (other than the Group to which the Offering Shareholder belongs; together with the Founders Parties or the GE

Parties, as applicable, the "Other Groups") shall have a first option (each a "First Option") to purchase a portion of the Offered Shares equal to the product of (a) the number of Offered Shares multiplied by (b) a fraction, the numerator of which is the number of Ordinary Shares owned by such Other Group and the denominator of which is the aggregate number of Ordinary Shares owned by the Other Groups collectively. A First Option shall be exercisable by written notice from the relevant Other Group to the Offering Shareholder and the other Other Group within the fifteen business days (the "First Option Period") immediately following receipt of the Offer Notice.

     If one of the Other Groups does not exercise its First Option with respect to all or a portion of the Offered Shares subject to its First Option within the First Option Period, the other Other Group shall thereafter have the second option (the "Second Option") to purchase all or a portion of such Offered Shares. The Second Option shall be exercisable by written notice from the Buyer to the Offering Shareholder and the other Other Group within the fifteen business days (the "Second Option Period") immediately following the expiration of the First Option Period. Any allocation among the members of an Other Group of the rights set forth in this Section 4(ii) shall be at the sole discretion of the members of such Other Group; provided, that such allocation shall be set forth in the written notice delivered to the Offering Shareholders pursuant to this Section 4(ii).

     (iii) If either the First Option or the First Option together with the Second Option are not exercised with respect to all of the Offered Shares, then, all exercises of such options to purchase shall be null and void, and the Offering Shareholder shall be entitled to sell all, but not less than all, of the Offered Shares to the Offeror, but only on terms no more favorable to the Offeror than those contained in the Shareholder Offer and within thirty (30) days from the expiration of the Second Option Period (the "Disposition Period"). If the Offering Shareholder does not sell the relevant Offered Shares in strict compliance with this Section 4(iii), any other disposition of its or his Ordinary Shares must be made only pursuant to a new bona fide offer and the provisions of this Section 4 or otherwise in accordance with the terms of this Agreement.

     (iv) The closing of any purchase and sale contemplated by Section 4(ii) above shall take place at the offices of the Company, at 10:00 a.m, on the fortieth business day after delivery of the Offer Notice, or such other time and place as agreed upon by the parties. At the closing, the Offering Shareholder shall deliver in exchange for the purchase price due hereunder certificates for the Ordinary Shares being sold duly endorsed for transfer with signatures guaranteed and with all applicable documentary and/or transfer stamps affixed.

     (v) The provisions of this Section 4 shall not apply to (a) any Transfers pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or in a sale transaction in the course of trading in the

Company's Ordinary Shares on the National Market System or Small Capitalization System of the National Association of Securities Dealers, Inc. or any other securities exchange (including, but not limited to, pursuant to a block trade),
(b) any Transfers (1) in respect of a Change of Control Transaction that has been approved by a majority of the directors of the Company with no material interest in the matter being considered (other than in their capacities as shareholders of the Company), or if at such time there are no such directors with no material interest in the matter being considered, a majority of the Board of Directors of the Company, unless the holders of a majority of the Ordinary Shares then held by the Founders Group and the holders of a majority of the Ordinary Shares then held by the IDB Group, respectively, each certify in writing in response to a reasonable request by GE that they intend, in connection with such Change of Control Transaction, to maintain the ownership of all or substantially all of the Ordinary Shares owned by them immediately prior to the commencement of such Change of Control Transaction and, solely in their capacities as shareholders of the Company, to oppose (to the extent such opposition is in compliance with the terms of this Agreement and applicable law) such Change of Control Transaction or (2) following any Change of Control Transaction, provided that no GE Parties participated in any manner in the relevant Change of Control Transaction, or (c) any Transfers by any member of a Group or a Permitted Transferee (as defined below) thereof, on the one hand, to another member of such Group or a Permitted Transferee of any member of such Group, on the other hand, provided, that any such Permitted Transferee in each such case agrees in a writing satisfactory to counsel for the Groups of which the relevant transferor is not a member (or a Permitted Transferee thereof) to be bound by all of the terms and conditions of this Agreement as if named as a "Shareholder" hereunder.

     For purposes of this Agreement, a "Permitted Transferee" of any Person shall be (a) the Company (b) such Person's spouse, parents, step-parents, brothers, sisters or half-siblings; (c) such Person's children, step-children or their lineal descendants; (d) any trust of which such Person is the trustee and the sole beneficiaries of which are such Person, such Person's spouse, parents, step-parents, brothers, sisters, half-siblings, children, step-children or their lineal descendants; (e) any partnership, the general partner(s) and limited partner(s) (if any) of which are one or more of such Person, such Person's spouse, parents, step-parents, brothers, sisters, half-siblings, children, step-children or their lineal descendants; or (f) any affiliate of such Person.

     (vi) If at any time the members of any Group (together with any other Founders Parties or GE Parties, as applicable) no longer collectively hold 50% of the Ordinary Shares held by them on the date of this Agreement, such Group (together with any other Founders Parties or GE Parties, as applicable) shall no longer have rights to a First Option or the Second Option in relation to any Offered Shares and all calculations pursuant to Section 4(ii) hereof shall be made without inclusion of any Ordinary Shares held by members of such Group (together with any other

Founders Parties or GE Parties, as applicable); provided that, upon reasonable request of any other Group, each Group shall reasonably and in good faith determine whether it intends to exercise any first-refusal rights under this
Section 4 and shall reasonably promptly give notice of such determination to the other Groups and, following any such notice of having no intention of exercising its rights, until such time as such Group notifies the other Groups of a change of its intentions, such Group shall no longer have rights to a First Option or the Second Option in relation to any Offered Shares and all calculations pursuant to Section 4(ii) hereof shall be made without inclusion of any Ordinary Shares held by members of such Group (together with any other Founders Parties or GE Parties, as applicable). In addition, if at any time the members of any Group (together with any other Founders Parties or GE Parties, as applicable) no longer collectively hold 5% or more of the Ordinary Shares then outstanding, such Group (together with any other Founders Parties or GE Parties, as applicable) shall be permitted to sell the Ordinary Shares held by members of such Group (together with any other Founders Parties or GE Parties, as applicable) without giving effect to the restrictions set forth in this Section 4.

     (vii) The provisions of this Section 4 shall apply regardless of the form of consideration contained in the Shareholder Offer. If and to the extent that any Shareholder Offer shall include any non-cash consideration, any member of an Other Group may exercise its rights under its First Option or Second Option, as applicable, with respect to the non-cash consideration portion of such
Shareholder Offer by delivering either substantially identical non-cash consideration or cash in the amount of the fair market value of such non-cash consideration, which fair market value shall be determined by agreement of the relevant parties or by a nationally recognized independent valuation consultant or appraiser (with experience in evaluating such property) selected by the relevant member of the Other Group and reasonably satisfactory to the Offering Shareholder.

   5. Representations and Warranties of the Shareholders.

     Each of the Shareholders represents and warrants to each other as follows:

     5.1 Organization. If it is an entity, it is a corporation, limited partnership or other entity duly organized and validly existing under the laws of its respective jurisdiction of organization.

     5.2 Authority. It has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     5.3 Binding Obligation. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part, and this Agreement constitutes its binding obligation, enforceable against it in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     5.4 No Conflict. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which it is subject, (ii) violate any order, judgment or decree applicable to it, or (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation, bylaws or equivalent governing document or any material agreement or other material instrument to which it is a party or by which it or its property is bound.

     Section 6. Legend on Certificates. The Shareholders agree that the following legend or such legend as shall be substituted therefor by amendment of this Agreement shall be placed on the certificates representing any Ordinary Shares owned by each of them and shall be maintained on each and every such certificate so long as the applicable restrictions contained in this Agreement remain in effect:

     "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT DATED AS OF DECEMBER 31, 1998 (THE "SHAREHOLDERS' AGREEMENT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE SHAREHOLDERS' AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

     Section 7. Term of Agreement. This Agreement shall terminate on the tenth anniversary of this Agreement.

     Section 8. Entire Agreement; Amendments. This Agreement, including the other documents and writings referred to herein or delivered pursuant hereto and which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to such matters other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, including but not limited to the Voting Agreement, dated as of March 25, 1993, by and among the Founders, the IDB Group and the Athena Group (as defined therein), and the Shareholders Agreement, dated as of March 25, 1993, by and among the Founders and the IDB Group, both of which hereby shall be terminated for all purposes as of the date of this Agreement; provided, that all of the parties hereto acknowledge the existence of a voting agreement among the members of the IDB Group, which voting agreement will remain in full force and effect after the date of this Agreement until amended, modified or terminated by the parties thereto. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     Section 10. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery, if personally delivered, or if mailed
(registered or certified mail (in the case of international mailings, by first-class air-mail), postage prepaid, return receipt requested), on the fifth
(5th) business day following mailing as follows:

     If to the Founders Group:
                           c/o Gilat Satellite Networks Ltd.
                           Gilat House
                           Yegia Kapayim St., Kiryat Arye
                           Petah Tikva 49130
                           Israel
                           Fax: (972) 3-921-2252
                           Attention:  General Counsel

         with a copy to:
                           Kleinhendler & Halevy
                           30 Kalisher Street
                           Tel Aviv, Israel 65257
                           Fax: (972) 3-510-7528
                           Attention:  Gene Kleinhendler, Adv.
                  and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, NY  10022
                           Fax:  (212) 735-2000
                           Attention: Hildy Shandell, Esq.

         If to the IDB Group:
                           c/o DIC Communication and Technology Ltd.
                           14 Beit Hashoeva Lane
                           Tel Aviv, Israel 65814
                           Fax: 972-3-560-2327
                           Attention: The Managing Director
                  and
                           c/o PEC Israel Electric Corporation
                           511 Fifth Avenue
                           New York, New York 10017
                           Fax: (212) 509-6281
                           Attention: President

         If to GE:
                           c/o GE American Communications, Inc.
                           4 Research Way
                           Princeton, NJ 08540-6684
                           Fax: (609) 987-4233
                           Attention: General Counsel

         with a copy to:
                           Hogan & Hartson L.L.P.
                           555 13th Street NW
                           Washington, D.C.  20004
                           Fax: 202-637-5910
                           Attention:  Steve Kaufman, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective fifteen days after mailing notice thereof as set forth above.

     Section 12. Successors and Assigns. All agreements herein contained shall apply to and bind, and inure to the benefit of and be enforceable by, each of the parties hereto and each of their respective heirs, executors, administrators, successors and permitted assigns.

     Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LOCAL

LAW OF THE STATE OF ISRAEL WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES.

     Section 14. Recapitalization, Exchanges, Stock Options, etc. Affecting the Ordinary Shares. As used in this Agreement, Ordinary Shares include any such shares issued upon exercise of stock options, warrants or other convertible securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Ordinary Shares and any option, right or warrant to acquire Ordinary Shares and owned on the date hereof or hereafter acquired, and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Ordinary Shares, by combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination, the provisions of this Agreement shall be appropriately adjusted.

     Section 15. Consent to Jurisdiction. Each Shareholder agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of Israel. Each Shareholder hereby irrevocably and unconditionally consents and submits to the non-exclusive personal jurisdiction of any court in the State of Israel in respect of any such proceeding. Each Shareholder consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Shareholder waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Israel and any claim that it may now or hereafter have that any such proceeding in any court in the State of Israel has been brought in an inconvenient forum.

     Section 16. Injunctive Relief. Each of the parties to this Agreement acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the defense in any action for injunctive relief, including specific performance, that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled to at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce this Agreement in any action instituted in any court of the State of Israel or any court in the United States or any state thereof having subject matter jurisdiction for such action.

     Section 17. Additional Documents. Each party hereto agrees to execute any and all further documents and writings within its powers and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

     Section 18. No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

     Section 19. No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreements with respect to its Ordinary Shares which are inconsistent with or violate in any material respects the rights granted to the other parties under this Agreement.

     Section 20. Information Regarding Beneficial Ownership. Each Shareholder agrees to promptly provide to the Company and the other Shareholders any information or representations that the Company or such other Shareholder may reasonably request regarding such holder's beneficial ownership of Ordinary Shares.

     Section 21. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     Section 22. Definition. As used in this Agreement, "business day" shall refer to any day which in the City of New York and in the State of Israel is neither a legal holiday nor a day on which banking institutions are required or authorized by law or regulation to close.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

By:   /s/ Yoel Gat                         By:     /s/ Amiram Levinberg
     --------------------------                    --------------------------
      Name:       Yoel Gat                 Name:       Amiram Levinberg
      Number of                            Number of
      Ordinary Shares: 204,465             Ordinary Shares: 380,465

By:   /s/ Joshua Levinberg                 By:   /s/ Shlomo Tirosh
     --------------------------                  --------------------------
      Name:       Joshua Levinberg         Name:       Shlomo Tirosh
      Number of                            Number of
      Ordinary Shares: 94,120              Ordinary Shares: 340,570

By:   /s/ Gideon Kaplan
     --------------------------
      Name:       Gideon Kaplan
      Number of
      Ordinary Shares: 212,795


DIC COMMUNICATION AND                      PEC  ISRAEL ECONOMIC CORPORATION
TECHNOLOGY LTD.

By:   /s/ Dov Tadmor                       By:   /s/ William Gold
     --------------------------                 --------------------------
      Name:     Dov Tadmor                 Name:       William Gold
      Title:    Managing Director          Title:      Treasurer
      Number of                            Number of
      Ordinary Shares: 682,418             Ordinary Shares: 746,917


GENERAL ELECTRIC COMPANY

By:   /s/ James R. Bunt
     --------------------------
      Name:       James R. Bunt
      Title:      Vice President and
                  Treasurer
      Number of
      Ordinary Shares: 72,496

GE AMERICAN COMMUNICATIONS, INC.

By:   /s/ John F. Connelly
      -------------------------
      Name:       John F. Connelly
      Title:      President and Chief
                  Executive Officer
      Number of
      Ordinary Shares: 4,766,621


GENERAL ELECTRIC FINANCE HOLDING GMBH

By:   /s/John F. Connelly
      -------------------------
      Name:       John F. Connelly
      Title:      Attorney-in-Fact
      Number of
      Ordinary Shares: 152,716

GENERAL ELECTRIC PLASTICS B.V.

By:   /s/ John F. Connelly
      -------------------------
      Name:       John F. Connelly
      Title:      Attorney-in-Fact
      Number of
      Ordinary Shares: 8,167